Exhibit 10. 132

AGREEMENT dated as of the 28th day of April 2025 between SMITH & WESSON SALES COMPANY (“Company”) and SUSAN J. CUPERO (“SJC”).

SJC has served as Vice President, Sales of Company since January 1979.

SJC has advised Company of her intention to retire from all her positions with Company and its subsidiaries and affiliates, including, but not limited to, Smith & Wesson Brands, Inc. (“SWBI”), effective May 5, 2025 (the “Separation Date”).

SJC is a “Participating Employee” as such term is defined under the Smith & Wesson Brands, Inc. Executive Severance Plan dated June 4, 2020 (the “Severance Plan”).

SJC’s separation from Company will be as a result of retirement, rather than for “Good Cause”, for “Good Reason” or as a result of a “Change in Control”, as such terms are defined in the Severance Plan. As such, SJC will not be entitled to benefits under the Severance Plan. Company, however, recognizes the valuable services SJC has provided to Company for an extraordinarily lengthy period of time and desires to provide certain benefits to SJC in connection with her retirement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement and SJC’s many years of service to Company, the parties hereto agree as follows:

1.	Benefits

a.

SJC will continue to receive base salary at current levels from Company from the Separation Date through April 30, 2027, with such payments to be made in regular installments in accordance with Company’s general payroll practices. For the avoidance of doubt, SJC will not be entitled to a merit salary increase for the fiscal year commencing May 1, 2025 or any other future period.

b.

The restricted stock units (“RSUs”) held by SJC and scheduled to vest in May 2026 (i.e. grant number 00002946 related to 2,220 shares, grant number 00003266 related to 3,474 shares and grant number 00003458 related to 13,257 shares) will become immediately vested upon the execution of this Agreement and the underlying shares of SWBI common stock will be issued and delivered as provided under the terms of the 2022 Incentive Stock Plan and the applicable Restricted Stock Unit Award Agreements.

c.	SJC will continue to receive her current car allowance from Company from the Separation Date through April 30, 2026.

d.

SJC’s medical, dental and vision insurance continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) will be addressed in a separate letter. If SJC (or SJC and her eligible dependents) intends to elect COBRA, she must properly elect COBRA continuation coverage and will be solely responsible for the full cost of the applicable COBRA premium. Subject to foregoing, SJC’s participation in medical, dental and vision benefit plans will terminate at the end of the month in which the Separation Date falls, and SJC’s participation in all other employee benefit plans will terminate on the Separation Date. In addition, Company will pay SJC a lump sum to be used by SJC to purchase supplemental coverage under Medicare. This amount, the cost of which will be determined by Company, will be subject to applicable taxes and withholding, and paid through payroll in connection with the first pay cycle following the Separation Date.

2.

Resignation. SJC hereby tenders her resignation as an officer of Company and, if applicable, as a director and officer of each of its subsidiaries and affiliates effective as of the close of business on the date hereof.

3.

Cooperation. SJC agrees during and after employment with Company and without additional compensation (other than reimbursement for reasonable associated expenses) to cooperate with Company and its subsidiaries and affiliates in the following areas: (i) being reasonably available to answer questions for Company’s officers regarding matters, projects, initiatives or efforts for which SJC was responsible while employed by Company and (ii) cooperating (including by being reasonably available for interviews, meetings, depositions, hearings or trials, providing documents in SJC’s possession that relate to the proceeding and providing assistance in locating relevant notes and documents) with Company and its subsidiaries and affiliates during the course of all third-party proceedings (including internal investigations, administrative investigations or proceedings and lawsuits) arising out of the business of Company or its subsidiaries and affiliates about which SJC has knowledge or information.

4.

Release. In exchange for the benefits offered to SJC under this Agreement, to which SJC acknowledges and agrees that she is not otherwise entitled, SJC hereby releases Company and all of its predecessor, successor, parent, subsidiary, affiliated and related companies, and all of their present, former and future directors, officers, members, attorneys, insurers, employees, shareholders, agents, successors, assigns and representatives, individually and in their official capacities (collectively referred to as the “Releasees”) from any and all claims known or unknown, suspected or unsuspected, arising or which may have existed at any time to the date on which SJC signs this Agreement, whether in law or equity, including, but not limited to, any claims arising from any alleged violation by the Releasees of any federal, state or local statutes, ordinance or common laws, specifically including, but not limited to, the Age Discrimination in Employment Act of 1967, §29 U.S.C. §621 et seq., as amended by the Older Workers’ Benefit Protection Act of 1990, 29 U.S.C. §623 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., as amended by the ADA Amendments Act of 2008, 42 U.S.C. §10101 et seq.; the Civil Rights Act of 1991, 42 U.S.C. §1981 et seq.; the Uniformed Services Employment and Reemployment Rights Act, 38 U.S.C. § 4301 et. seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq.; the Equal Pay Act of 1963, as amended; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., as amended by the Fair and Accurate Credit Transactions Act of 2003, 15 U.S.C. §1681 et seq.; the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B §1 et seq.; the Massachusetts Sexual Harassment Statute, M.G.L. c. 214 §1C; and any and all other similar federal and state statutes, all as amended; the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq.; the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 111; the Massachusetts Equal Rights Act, M.G.L. c.93 §102 and M.G.L. c.214, §1C; the Massachusetts Labor and Industries Act, M.G.L. c. 149, §1 et seq.; and the Massachusetts Privacy Act, M.G.L. c.214, §1B, all as amended; all claims for payment of wages (including, but not limited to, claims under the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the Massachusetts Wage Act, Chapter 149, section 148 et seq. and the Massachusetts Minimum Fair Wage Act, Chapter 151 et seq.); and all common law claims including, but not limited to actions in tort, defamation, retaliation and breach of contract, all claims to any ownership interest in Company and its subsidiaries and affiliates (contractual or otherwise), and any other claims or damages arising under any other common law theory or any federal, state or local ordinance not expressly referenced above, and any other claim relating to or arising out of SJC’s employment with or separation from Company. SJC’s release and discharge also includes, without limitation, a release and discharge of any claim for back pay, fringe benefits, medical expenses, attorneys’ fees and expenses, damages, punitive damages, or consequential damages. SJC’s release and discharge also includes, without limitation, a release and discharge of any claim for bonuses, commissions, perquisites, insurance, severance, or any other form of benefits attributable to or arising in connection with SJC’s employment with (or termination from) Company. SJC’s release and discharge also includes, without limitation, a release and discharge of all liability, claims, demands, causes of action or grievances, known or unknown, as set forth above, that she has, may have, or could have had against Releasees.

5.

Covenant not to Sue. SJC covenants not to sue the Releasees with respect to any claim covered by section 4. Subject to section 6, SJC agrees that neither her nor any of her heirs, executors, administrators, representatives, or assigns have asserted, or will assert, in any forum any of the claims covered by section 4, except that SJC may file a charge with an administrative agency or as otherwise permitted by law. This section applies to the extent permitted by law, and in the event any charge or claim is permitted by law, SJC expressly waives her right to receive any relief, recovery and/or damages as a result of any such charge or claim. This Agreement is not intended to, and does not, govern any claims that cannot be released by private agreement; SJC is not releasing her right to enforce the terms of this Agreement or claims that may arise after the date of this Agreement.

6.

Acknowledgements. To the extent permitted by law, SJC agrees that she has not and shall not in any manner or by any means, directly or indirectly, instigate, initiate, promote, counsel, encourage, testify, provide evidence or information, aid or assist in: (i) any actions, disputes, differences, grievances, suits, causes of action, complaints or claims against or relating to the Releasees; or (ii) any activity detrimental to the interests or goodwill of the Releasees, unless under a subpoena or court order to do so. However, nothing in this Agreement shall prohibit or restrict SJC from (i) providing information to or participating in an investigation by the Massachusetts Commission Against Discrimination (“MCAD”), the United States Congress, the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Department of Justice (“DOJ”), and any agency Inspector General, or any other federal or state regulatory or law enforcement agency or self-regulatory organization (“SRO”) and/or (ii) testifying, participating, or otherwise assisting in a proceeding relating to an alleged violation of any federal or state law relating to fraud or any rule or regulation of the MCAD, SEC, EEOC, NLRB, DOJ, Congress, any agency Inspector General, or any SRO and/or (iii) challenging the validity of this Agreement, specifically the release of age claims.

7.

Medicare Acknowledgement and Release. SJC represents that she is not a Medicare beneficiary and that she is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if SJC is a Medicare beneficiary), the following sentences of this section apply. SJC affirms, covenants, and warrants that she has made no claim for illness or injury against, nor is she aware of any facts supporting any claim against the Releasees under which they could be liable for medical expenses incurred by SJC before or after the execution of this Agreement. Furthermore, SJC is aware of no medical expenses which Medicare has paid and for which the Releasees are or could be liable for now or in the future. SJC agrees and affirms that, to the best of her knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. SJC will indemnify, defend, and hold the Releasees harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and SJC further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

8.

Code Section 409A. All amounts payable under this Agreement are intended to comply with, or are exempt from, the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be limited, construed, and interpreted in accordance with such intent. Each installment payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while SJC is a “specified employee” (as defined by Section 409A) with Company, and if such amount is scheduled to be paid within six months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of SJC’s estate in the event of SJC’s death. “Termination of employment,” or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, SJC’s “separation from service” as defined by Section 409A. If any payment subject to Section 409A is contingent on SJC’s delivery of a release and could occur in either of two years, the payment will occur in the later year. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to SJC. SJC shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

9.	Consultation with an Attorney. Company encourages SJC to carefully consider the terms of this Agreement and to seek the advice of an attorney before signing it.

10.

Period for Review. SJC acknowledges that she has had a period of 21 days to consider the terms of this Agreement. SJC may sign this Agreement and return it to Rachel Reel, Vice President of Human Resources, at any time within this 21 day period. In addition, SJC may revoke this Agreement during the seven days immediately following her execution of this Agreement by submitting a revocation, in writing, to Ms. Reel. If SJC does not revoke this Agreement prior to the expiration of this seven day period, this Agreement shall take effect at that time as a legally binding agreement between SJC and Company (the effective date of the Agreement is the eighth day following SJC’s execution of the Agreement, assuming SJC has not revoked her signature before that time).

SJC IS HEREBY ADVISED THAT SHE HAS 21 CALENDAR DAYS TO REVIEW THE AGREEMENT AND GENERAL RELEASE AND ANY AND ALL INFORMATION PROVIDED, AND IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE. HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS ABOVE, SJC FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, VOLUNTARILY ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS SHE HAS OR MIGHT HAVE AGAINST COMPANY AND THE RELEASEES, INCLUDING, BUT NOT LIMITED TO ANY CLAIM SHE HAS OR MIGHT HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, 29 U.S.C. §621 ET SEQ.

11. Miscellaneous

(a) All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt, when deposited in the United States mails, first class postage prepaid, or when sent by e-mail addressed as set forth below:

If to Company:

1852 Proffitt Springs Road

Maryville, TN 37801

Attention: Mark Smith, CEO

E-mail: msmith@smith-wesson.com

with a copy, given in the manner prescribed above, to the then:

Chair of the Compensation Committee

1852 Proffitt Springs Road

Maryville, TN 37801

E-Mail: bmonheit@board.smith-wesson.com

If to SJC:

Susan J. Cupero

157 Wildwood Avenue

Springfield, MA 01118

Telephone: 413 896 0612

E-mail: suecupero@gmail.com

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

(b) Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence.

(c) This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the State of Tennessee, notwithstanding any Tennessee or other conflict-of-laws provisions to the contrary.

(d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer such party’s rights or obligations under this Agreement without the prior written consent of the other party.

(e) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

(f) The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(g) This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SMITH & WESSON SALES COMPANY

By:	/s/ Mark P. Smith
President and CEO

/s/ Susan J. Cupero
Susan J. Cupero